CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 filed on November 20, 2007) pertaining to the Employees' Stock Option Plan and to the incorporation by reference therein of our report dates March 30, 2007 (except for the matter discussed in Note 16(b), as to which the date is October 15, 2007), with respect to the consolidated financial statements of the Company in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-144776) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
November 20, 2007	A Member of Ernst & Young Global